ARTHUR ANDERSEN


Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation by reference of our report dated January 23, 2001, on our audit of the financial statements and the financial highlights of the Aquinas Funds and to all references to our firm, included in or made a part of this Form N-1A Registration Statement, Post-Effective Amendment No. 10.



/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP



Milwaukee, Wisconsin
April 27, 2001